Exhibit 99.2

NEWS RELEASE For Immediate Release

Number: 07-14

XTO ENERGY CONSIDERS FORMING A MASTER LIMITED PARTNERSHIP FROM

EXISTING PORTFOLIO AND NEW ACQUISITION ASSETS

FORT WORTH, TX (June 4, 2007) – In conjunction with today’s announcement of a $2.5 billion producing property acquisition, XTO Energy Inc.(NYSE-XTO) intends to review its entire portfolio of producing properties, including this new acquisition, for selective inclusion in a master limited partnership (MLP) with an initial capitalization of greater than $500 million.

“We have always pursued creating franchise value and getting that value realized for the shareholders. In today’s marketplace, we believe an opportunity exists with the MLP structure to further enhance the captured value of a portion of XTO’s exceptional property base,” says Bob R. Simpson, Chairman and Chief Executive Officer. “Over the past three decades, our management team has designed four royalty trusts which have prospered for the owners. From our perspective, the success of these yield vehicles is defined by their quality producing property base, offering free cash flow and upside inventory, and the operational proficiency of management to execute long term. Through the formation of a new MLP with XTO leadership, we foresee the potential to unleash value as we continue to build for the future. “

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana and Mississippi.

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XTO Energy Considers Forming a Master Limited Partnership from Existing Portfolio and

New Acquisition Assets

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

Statements made in this news release, including those relating to the creation of a master limited partnership, initial capitalization, properties to be included and future shareholder value are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the pending acquisition, the exercise of preferential purchase rights by third parties, the timing and results of drilling activity, higher than expected production costs and other expenses, and objection to the transaction by the Federal Trade Commission under the Hart-Scott-Rodino Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.